Exhibit 10-1

John H. Sottile
7825 South Tropical Trail
Merritt Island, FL 32952

November 5, 2018

The Benefits and Compensation Committee of the Board of Directors of
The Goldfield Corporation

Gentlemen,

As you know, my 2018 bonus plan was approved by the Compensation Committee on March 7, 2018 and approved and ratified by the Board of Directors on March 8, 2018. This letter shall act as my waiver of the payment of any portion of my 2018 bonus amount (if any) that exceeds 50% of my maximum target bonus amount.

This waiver does not otherwise waive any rights I have in my Employment Agreement and is limited to my 2018 bonus only.

My Employment Agreement will remain as though this waiver and the election to decrease the payment of my 2018 bonus had not been made. For purposes of clarity, this waiver shall not waive or reduce any portion of my 2018 bonus for the purpose of determining change in control, termination or severance payments to which I may become entitled under my Employment Agreement.

Thank you for your cooperation.

/s/ JOHN H. SOTTILE

John H. Sottile
cc: Board of Directors of The Goldfield Corporation